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Exhibit 1


                        AGREEMENT REGARDING JOINT FILING

     The undersigned, Kathy D. Bachelor and Dean D. Bachelor, agree that this Third Amendment to Schedule 13D, dated as of July 3, 2002 with respect to Broadview Media, Inc. (f/k/a Northwest Teleproductions, Inc.) is being filed on behalf of each for them individually.


/s/ Kathy L. Bachelor
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Kathy L. Bachelor



/s/ Dean D. Bachelor
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Dean D. Bachelor